Exhibit 99.1

Joint Filing Agreement

The persons below hereby agree that the Schedule 13G to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13G, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934. The undersigned also agree that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

EXECUTED this February 14, 2022.

UNITED AIRLINES HOLDINGS, INC.

By:	/s/ Robert S. Rivkin
Name: Robert S. Rivkin
Title: Senior Vice President and General Counsel

UNITED AIRLINES, INC.

By:	/s/ Gerald Laderman
Name: Gerald Laderman
Title: Executive Vice President and Chief Financial Officer

UNITED AIRLINES VENTURES, LTD.

By:	/s/ Michael Leskinen
Name: Michael Leskinen
Title: President